Chembio Initiates Pre-IDE Studies for Home Use of Sure Check® Rapid HIV Test

MEDFORD, NY -- June 27, 2011 -- Chembio Diagnostics, Inc. (OTC.QB: CEMI) (“Chembio” or the “Company”), which develops, manufactures, markets and licenses point-of-care diagnostic tests, has initiated studies required for submission of an Investigational Device Exemption (IDE) to the Food and Drug Administration for its Sure Check® rapid HIV Test as the first step toward over-the-counter (OTC) product approval.  This is the first of Chembio’s FDA-approved rapid HIV tests that it will target for the at-home market.

The first step toward approval is to submit an investigational device exemption (IDE).  Chembio believes that a market study of the intended users and an additional “Flex” Study are required to complete the IDE submission. Both of these studies have been initiated and Chembio plans to complete both of these studies and submit an IDE to the FDA during the latter part of this year. Chembio will be requesting a meeting with the FDA to confirm and further clarify the process prior to submitting an IDE.

Lawrence Siebert, CEO of Chembio Diagnostics, commented, “Today is National HIV Testing Day, and it is important to realize that the need for a simple at-home rapid HIV test is still unfulfilled. Approximately 20 percent of Americans with HIV are unaware of their infected status according to the CDC.  Our test will empower individuals who don’t have access to point-of-care testing, or who are afraid to take the test in a public setting, to get the information they need to make  informed decisions, including getting early access to increasingly effective therapeutic treatments.  We believe that our Sure Check® HIV system is convenient, cost effective and reliable, and that by addressing this additional market segment we will help to achieve the important public health objective of increasing awareness of HIV status.”

The Sure Check® HIV test is a finger-stick whole blood test that is unique in how easy it is to use and provides results in just 15 minutes.  This is by no means the first at-home test that uses blood samples; many diabetes and coagulation monitoring tests currently use blood samples.  Chembio believes that its test will be as acceptable to the general public as these other tests that have been widely used in the home testing market.

Chembio’s Sure Check® HIV test uses a “barrel” system that is easy to use and should be accepted for self-testing based upon its growing success in the professional market, such as public health testing clinics.  The barrel system contains a sample port at one end of the barrel which houses the HIV test strip.  The small blood sample (only 2.5 micro liters required) enters the barrel simply by touching the sample port to the fingertip pricked with the provided safety lancet.  The “barrel” technology confines the sample and reagents, thereby minimizing potential exposure to the user or other parties.  [For more information see http://www.chembio.com/humantest3.html ]

Sure Check® HIV received FDA approval for professional use on May 25, 2006 and was granted CLIA waiver status in 2007.  The HIV 1/2 Stat-Pak® Assay, Chembio’s other FDA-approved lateral flow rapid HIV test, also received approval for hospitals and clinics on May 25, 2006.  To date, these represent two of the four FDA-approved rapid HIV tests in the U.S. market.  Chembio’s patented Dual Path Platform (DPP®) HIV test, for use with oral fluid or blood samples, is currently in clinical trials.   Also in development with Chembio’s DPP® technology are DPP® Syphilis, DPP® Hepatitis C and DPP® Influenza tests.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $7 billion point-of-care testing market. Chembio's two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc., formerly known as Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK(R) line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP(R)) technology, which has significant advantages over lateral-flow technologies in numerous applications. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP(R). Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, and actual results may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Company Contact
Susan Norcott
631-924-1135 x125
snorcott@chembio.com

Investor & Public Relations
The Investor Relations Group
212-825-3210
James Carbonara
JCarbonara@investorrelationsgroup.com